UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A
AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NORTH PITTSBURGH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State of incorporation)	25-1485389 (I.R.S. Employer Identification Number)
4008 Gibsonia Road Gibsonia, Pennsylvania (Address of principal executive offices)	15044-9311 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: [X]

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

ITEM 1.                 DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Item 1 of the Form 8-A filed by North Pittsburgh Systems, Inc. (the “Company”) on October 3, 2003 is amended and supplemented by adding the following:

On July 1, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Consolidated Communications Holdings, Inc., a Delaware corporation (“Consolidated”), providing for, among other things, the merger (the “Merger”) of Fort Pitt Acquisition Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Consolidated (“Merger Sub”), with and into the Company.  Prior to the execution and delivery of the Merger Agreement, the Company and Wells Fargo Bank Minnesota, N.A. (the “Rights Agent”) entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of September 25, 2003 (the “Rights Agreement”), in order to exempt the Merger and related transactions from the Rights Agreement and to provide that the Rights will expire immediately prior to the consummation of the Merger.

Among other things, the Amendment amends the definition of “Acquiring Person” set forth in the Rights Agreement to provide that neither Consolidated, Merger Sub nor any of their respective affiliates or associates shall be, or shall be deemed to be, an Acquiring Person solely by virtue of (w) the execution and delivery of the Merger Agreement or any agreements, arrangements or understandings entered into by Consolidated or Merger Sub contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement, (x) the announcement of the Merger Agreement or the Merger, (y) the consummation of the Merger or (z) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement.

A copy of the Amendment is attached hereto as Exhibit 2 and is incorporated herein by reference.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

ITEM 2.                  EXHIBITS.

1.           Rights Agreement, dated as of September 25, 2003, between North Pittsburgh Systems, Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent, which includes the form of Statement with Respect to Shares of Class A Junior Participating Preferred Stock as Exhibit A, form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Stock as Exhibit C.  Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the Distribution Date (as defined in the Rights Agreement) (incorporated by reference to Exhibit 1 to the Company's Registration on Form 8-A filed October 3, 2003).

2.           Amendment No. 1 to Rights Agreement, dated as of July 1, 2007, between North Pittsburgh Systems, Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed July 5, 2007).

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated as of:           July 5, 2007

NORTH PITTSBURGH SYSTEMS, INC.

By:	/s/ Matthew D. Poleski
Name: Matthew D. Poleski
Title: Vice President, Treasurer and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
1

Rights Agreement, dated as of September 25, 2003, between North Pittsburgh Systems, Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent, which includes the form of Statement with Respect to Shares of Class A Junior Participating Preferred Stock as Exhibit A, form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, printed Right Certificates will not be mailed until as soon as practicable after the Distribution Date (as defined in the Rights Agreement) (incorporated by reference to Exhibit 1 to the Company's Registration on Form 8-A filed October 3, 2003).

2

Amendment No. 1 to Rights Agreement, dated as of July 1, 2007, between North Pittsburgh Systems, Inc. and Wells Fargo Bank Minnesota, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed July 5, 2007).